                                                                    EXHIBIT 10.7

                       [SKYSTREAM CORPORATION LETTERHEAD]

                                                        Friday, January 30, 1998

Chandy Nilakantan
11746 Ridge Creek Court
Cupertino, CA 95014
(408) 253-6011

Dear Chandy:

I am pleased to offer you the position of Vice President of Engineering at SkyStream Corporation. You will report to myself, Jim Olson, President and Chief Executive Officer. In this position, you will be responsible for all aspects of SkyStream's engineering activities. These include R & D engineering, technical support, and quality assurance. As Vice President of engineering you will receive a starting base salary of one hundred sixty five thousand dollars ($165,000) per year. You will receive an annual bonus payment of $30,000 for meeting mutually agreed objectives. You and I will set these objectives within the first 60 days of your employment at SkyStream. Your salary shall be paid twice per month and is subject to withholding for federal, state and other applicable taxes.

Further, we will recommend to SkyStream's Board of Directors that you be granted incentive stock options to purchase 285,000 shares of SkyStream common stock which will vest over a four year vesting schedule from the date of your employment. Vesting will be annual vesting for the first year and monthly vesting the following three years. At your option, you may elect to exercise your stock options subject to a company Repurchase Right (the "Repurchase Right"), that would lapse on the same schedule that the stock options would normally vest.

As an employee of SkyStream, you and your dependents will be entitled to SkyStream medical, dental, vision, EAP, 401(k), LTD and Life Insurance benefits as made available to all SkyStream employees. Information on the details of our plans will be delivered to you separately.

When you report to work, you will be expected to execute our standard company agreement relative to patents, inventions and confidential information.

This is an offer for "at will" employment, and does not constitute an offer or guarantee of employment for any period of time. Your employment and compensation can be terminated at any time for any reason or for no reason, subject to the terms hereof and your rights to compensation hereunder. This letter constitutes the full and entire understanding and agreement between the parties with respect to the subject of employment, and supersedes any prior discussions.

This offer is effective through Monday, February 2, 1998. It will expire if not accepted in writing by that date. I anticipate your start date to be Monday, February 23, 1998, or earlier. I look forward to your acceptance. Please sign and return one of these letters upon acceptance, and retain the other letter for your records.

Chandy, we are all excited about you joining SkyStream. We believe that your background and accomplishments are ideal for what we need. I am confident that you are the right person to lead our engineering function and become a valuable member of my executive team. The video networking and distribution market is poised to explode and we excitedly look forward to exploiting that opportunity with you at SkyStream.

Sincerely,

/s/ JAMES D. OLSON

James D. Olson
----------------------
President and Chief Executive Officer

ACCEPTED:  /s/ CHANDY NILAKANTAN          DATED:    Feb 2, 1998
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